Exhibit 4.5
This TRUST DEED is made the 21 day of December 2007
BETWEEN:
(1)	Harris Interactive UK Limited (registered in England No.2802862), whose registered office is at Watermans Park, High Street, Brentford, Middlesex, TW8 0BB (“the Company”); and

(2)	Equiniti Share Plan Trustees Ltd (registered in England No. 3925002), whose registered office is at Aspect House, Spencer Road, Lancing, West Sussex, BN99 6DA (“the Trustees” which expression shall where the context so admits include the trustees or trustee for the time being of the Plan as hereinafter defined).
WHEREAS:
a)	The Company wishes to establish an approved share incentive plan known as the Harris Interactive UK Limited Share Incentive Plan (“the Plan”) complying with the provisions of Chapter 6 of Part 7 of and Schedule 2 to the Act and constituting an employee share scheme for the purposes of:
i)	the provision by Constituent Companies of funds to the Trustees to enable Shares from time to time to be acquired by the Trustees and gifts of Shares to be made to the Trustees and subsequently to be appropriated without payment by the Trustees to such employees of the Constituent Companies as shall be eligible under the Rules of the Plan to participate;

ii)	the acquisition of Shares by the Trustees in accordance with the Plan on behalf of Eligible Employees out of sums deducted from their Salary Payments.
b)	The Plan is established having been adopted by the Board on 11 December 2007.

c)	The Trustees have agreed to be the first trustees of the Plan on the terms of this Deed and the Rules as from time to time amended.
NOW IN THIS DEED IT IS WITNESSED AS FOLLOWS:
1.	DEFINITIONS
1.1	The definitions contained in the Rules of the Plan shall apply to this Deed unless the context otherwise requires.
2.	TRUSTEES’ FUNDS
2.1	Where Shares are transferred to the Trustees in accordance with paragraph 78 of Schedule 2 to the Act, the Trustees shall award such Shares only as Free and Matching Shares, and in priority to other available Shares.

2.2.	Subject to the further provisions of this Deed and the Rules, the Trustees shall apply the sums of money transferred to them:

a)	by any Constituent Company in the acquisition of Plan Shares for the purposes of making appropriations then or later of Free or Matching Shares in accordance with the Rules, and shall hold such Plan Shares once appropriated and all other property deriving therefrom upon trust for the Participants to whom those Plan Shares have been appropriated, and shall apply and deal with the same in accordance with the Rules; and/or

b)	on behalf of Eligible Employees (such sums having been deducted from their Salary Payments by the Constituent Company and paid over to the Trustees as soon as practicable) in the acquisition (or as the case may be the allocation of Plan Shares which are not then Participants’ Plan Shares) of Partnership Shares or the return of such sums to Participants as shall not have been expended in acquiring such Partnership Shares or, with the agreement of the Participants, in the retention of such sums to be carried forward; and/or

c)	by repaying any Partnership Share Money held for an Eligible Employee in the event of:
i)	that Eligible Employee serving notice on the Company of withdrawal from a Partnership Share Agreement and notice of the same being given to the Trustees by the Company; or

ii)	the approval of the Plan being withdrawn by Her Majesty’s Revenue and Customs by notice to the Company such repayment in either case to be made within 60 days of the receipt of such notice by the Company; and/or
d)	in the acquisition of Plan Shares to be retained and applied at a later time in accordance with the Rules; and/or

e)	in the payment of costs, expenses and other liabilities in relation to the Plan and this Trust.
3.	INCOME RECEIVED BY TRUSTEES
3.1.	Any Partnership Share Money received by the Trustees pursuant to this Deed must be placed in a specifically designated account in accordance with paragraph 49(3) of Schedule 2 to the Act and the Trustees shall not be required to earn interest in respect of those monies, but in the event that interest is earned on Partnership Share Money, the Trustees shall account to the Participants (after paying any taxation in respect thereof) in respect of that interest. In respect of interest earned on other monies the Trustees shall apply that interest (after paying any taxation in respect thereof) in contributing towards the costs and other expenses of administering the Plan.
3.2.
a)	Subject to paragraph 50(5)(b) and 52(6)(b) of Schedule 2 any Partnership Share Money deducted in accordance with the Partnership Share Agreement/Partnership and Matching Share Agreement must be paid to the Trustees within the time limits set out in Schedule 2 and held by them on behalf of the Participant until such time as it is applied by them in acquiring Partnership Shares on the Participant’s behalf in accordance with the terms of this Deed. Any money received by the Trustees by way of dividend from Plan Shares shall, in the case of dividends arising from Plan Shares which at the date of receipt of such dividends are Participants’ Plan Shares appropriated to or held on behalf of Participants shall be dealt with by the Trustees in accordance with Rule 7;
b)	where any foreign cash dividend is received in respect of Plan Shares held on behalf of a Participant, the Trustees shall give the Participant notice of the amount of any foreign tax deducted from the dividend before it was paid.

c)	The Trustees shall waive dividends on any Plan Shares which are not Partnership Plan Shares unless the Company in respect of any particular dividend directs otherwise and, in the case of any such direction, the dividend so received by the Trustees shall be applied towards the cost, including taxation charges and other expenses, of administering the Plan.

3.3.	Any bank account maintained by the Trustees in connection with the Plan may be operated by the Trustees or by two or more persons including at least one Trustee as the Trustees shall in their discretion from time to time determine.
4.	TRUSTEES’ OBLIGATIONS
4.1	The Trustees shall in the case of an award of:
a)	Free Shares, acquire (or allocate any Plan Shares already held by them which are not then Participants’ Plan Shares) and appropriate the relevant number of Plan Shares to the Eligible Employees who are entitled to receive such an Award in accordance with the Rules;

b)	Partnership Shares, acquire shares (or allocate Plan Shares already held by them which are not then Participants’ Plan Shares) within the time limits specified in Rule 5 or 6 and hold them on behalf of the Participants from whom Partnership Share Money has been received and from whom a completed Partnership Share Agreement or Partnership and Matching Share Agreement has been returned and not withdrawn;

c)	Matching Shares, acquire (or allocate Plan Shares which are not then Participant Plan Shares) and appropriate the relevant number of Plan Shares to the Participants for whom Partnership Shares have been allocated in accordance with Clause 4.1(b) above on the relevant Acquisition Date.

in each case in accordance with the Rules of the Plan.

4.2.	As soon as practicable after any Plan Shares have been appropriated or allocated by the Trustees to a Participant in accordance with the Rules the Trustees shall give each Participant:

a)	to whom Free or Matching Shares have been appropriated notice in writing or electronically of the appropriation, specifying the number and description of Plan Shares so appropriated, the Holding Period applying to those Shares and stating their Initial Market Value and Appropriation Date;

b)	on whose behalf Partnership Shares have been acquired or allocated notice in writing or electronically of the acquisition or allocation, specifying the number and description of Plan Shares so acquired stating the amount of Partnership Share Money applied in such acquisition and the market value of the Plan Shares on the Acquisition Date and the basis on which the number of his Partnership Shares was determined and the Acquisition Date;

c)	to whom Dividend Shares have been acquired notice in writing or electronically of such appropriation, specifying the number and description of Plan Shares so appropriated, the Holding Period applying to those Shares and stating their Market Value on the Acquisition Date together with details of any amounts by way of dividend on that Participant’s Plan Shares which have not been Reinvested and the Acquisition Date;
4.3.
a)	The Trustees shall not, during a Holding Period in respect of any Free, Matching or Dividend Shares, dispose of any such Plan Shares (whether by transfer to the Participant or otherwise) except as mentioned in sub-Clause (b) below;

b)	The Trustees may dispose of a Participant’s Plan Shares held for a Participant during a relevant Holding Period and/or any Partnership Shares held for that Participant:

If that Participant directs the Trustees:

i)
aa)	to accept an offer for any of his Participant’s Plan Shares (“the Original Shares”) if the acceptance or agreement will result in a new holding being equated with the Original Shares for the purposes of capital gains tax; or

bb)	to agree to a transaction affecting his Participant’s Plan Shares or such of them as are of a particular class, if the transaction would be entered into pursuant to a compromise, arrangement or scheme applicable to or affecting:
1)	all the Ordinary Share Capital of Harris Interactive Inc or, as the case may be, all the Shares of the class in question, or

2)	all the Shares, or all the shares of the class in question, which are held by a class of shareholders identified otherwise than by reference to their employment or their participation in the Plan; or
cc)	to accept an offer of cash, with or without other assets, for the Participant’s Plan Shares if the offer forms part of a general offer which is made to holders of Shares of the same class as his or of Shares in Harris Interactive Inc and which is made in the first instance on a condition such that if it is satisfied the person making the offer will have control of Harris Interactive Inc, within the meaning of section 416 of the Income and Corporation Taxes Act 1988;

dd)	to accept an offer of a qualifying corporate bond, as construed in accordance with section 117 of the Taxation of Chargeable Gains Act 1992, (whether alone or with other assets or cash or both) for his Participant’s Plan Shares if the offer forms part of such a general offer as is mentioned in paragraph (cc) above; or

ii)	to dispose of some of the rights under a rights issue (being rights in respect of any of Participants’ Plan Shares to be allotted on payment other shares, securities or rights of any description in Harris Interactive Inc in order to raise funds to exercise other such rights;

iii)	to discharge any PAYE obligations of the Trustees on the transfer of any asset comprised in the Plan to that Participant (within the meaning of section 684 of the Act);

iv)	in accordance with Clause 4.6 below, in order to transfer the Participant’s Plan Shares (to the extent not Forfeited) to that Participant or at his direction or to dispose of his Plan Shares (to the extent not Forfeited) and to account for the net proceeds of sale to the Participant or at his direction;
c)	Within 21 days of a notice from the Company that a Participant has served a notice in which he requests the withdrawal of Partnership Shares held on his behalf, the Trustees shall, subject to Clause 4.8 below, transfer such Partnership Shares as have not been sold to meet PAYE deductions to the Participant or at his direction.

4.4.	The Trustees shall not dispose of any Participant’s Shares except pursuant to a direction given by or on behalf of the Participant unless the Trustee is required or directed to dispose of such Plan Shares in accordance with Clauses 4.3(b) or (c) or Clause 4.6 PROVIDED ALWAYS that the Trustees may with the consent of the Company, but without any direction from the Participant transfer the Plan Shares to which he is beneficially entitled on or after the issuing of a Termination Notice.

4.5.	The Trustees, subject to any such direction as is referred to in Clause 4.3.(b) (ii) above, shall pay over to the Participant any money or money’s worth received by them in respect of, or by reference to, any of that Participant’s Plan Shares other than money’s worth consisting of New Shares, and shall deal only pursuant to a direction given by or on behalf of the Participant or any person in whom the beneficial interest in his Plan Shares is for the time being vested in relation to any right conferred in respect of any of that Participant’s Plan Shares to be allotted other shares securities or rights of any description.

4.6.	On the Trustees being informed in writing of the cessation of the employment of a Participant with the Company or any Associated Company (so as not to be employed by any such company) the Trustees shall, within 30 days of such cessation, in relation to such of that Participant’s Plan Shares as are not Forfeited as a result of such cessation:

a)	transfer such Participant’s Plan Shares to that Participant or at his direction; or

b)	dispose of such Participant’s Plan Shares and account (or be ready to account) for the proceeds to the Participant or at his direction but subject always to Rule 8.5(c) and Clause 4.8 below.

4.7.	The Trustees shall maintain such accounts and records as may be necessary to enable the Trustees and the Participant’s employing company to meet their obligations under the PAYE system in so far those obligations arise as a result of the operations of the Plan and, where the Participant becomes liable to income tax whether under the Act or under Chapter 3 Part 4 of the Income Tax (Trading and Other Income) Act 2005 or Chapter 4 Part 4 of the Income Tax (Trading and Other Income) Act 2005 by reason of the occurrence of any event, shall inform him of any facts relevant to determining that liability.

4.8	The Trustees shall at all times comply with their obligations to make PAYE deductions and to account to Her Majesty’s Revenue and Customs with such deductions where they are liable to transfer an asset which is a readily convertible asset in accordance with s.702 of the Act giving rise to a charge to income tax under the Act. Where the employing company has the obligation to make PAYE deductions and to account to Her Majesty’s Revenue and Customs with such deductions where they are liable to transfer an asset which is a readily convertible asset in accordance with s.702 of the Act (including money) the Trustees must pay to the employing company a sum which is sufficient to enable the employing company to discharge such obligations. The Trustees shall have power to dispose of such asset or assets to raise such monies as they are liable to deduct and to account to Her Majesty’s Revenue and Customs for such required amounts and to account to the relevant Participant or at his direction with any balance proceeds of sale, unless the Participant provides sufficient funds to the Trustee in advance to pay these amounts.
4.9	The Trustees will maintain records of Participants who have participated in one or more other approved share incentive plans established by the Company or a Connected Company in accordance with paragraph 71A of Schedule 2 of the Act.

4.10	The Trustees will take all reasonable steps to notify Participants of the principal terms of any offer, compromise, arrangement, scheme or rights offer affecting any of that Participant’s Plan Shares. In the absence of any direction from a Participant concerning how the Trustees should act in respect of his Plan Shares following any such offer, compromise, arrangement or scheme or rights offer the Trustees subject to Rule 10, shall not take any action in respect of the same.
5.	TRUSTEES’ APPOINTMENT AND RESIGNATION
5.1
a)	A corporate body (whether or not a trust corporation) may be appointed the sole Trustee hereof, but otherwise there shall be at least two individual Trustees. If at any time the number of the Trustees shall fall below such limits, the surviving or continuing Trustee shall have power to act only for the purpose of doing all things necessary to concur in or secure the appointment of a new Trustee or Trustees;

b)	Subject to sub-clause (a) above any Trustee who is not a sole Trustee, may at any time resign from office by giving not less than one month’s notice in writing to the remaining Trustees. The Trustees shall execute such documents and do such things as may be necessary to give proper effect to his retirement;

c)	Subject as aforesaid, the statutory power of appointing new or additional trustees shall apply.

5.2	At all times the Trustees of the Plan shall be resident in the United Kingdom.

5.3	A person shall not be disqualified from acting as a Trustee of the Plan by reason of the fact that he is or has been an employee or director of a Constituent Company or is or has been a Participant.

6.	TRUSTEES GENERAL POWERS
6.1	Except as required by:
a)	Clause 4.2(a) to (c) above (requiring the Trustees to give notice of appropriation of Free or Matching Shares and/or allocation of Partnership or Dividend Shares);

b)	Clauses 4.3(b) and 4.4 above (requiring the trustees to deal only pursuant to a direction given by or on behalf of a Participant in relation to any right in respect of his Participant’s Plan Shares);

c)	Clause 4.5 above (requiring the payment to a Participant of any money or monies received by the Trustees other than in respect of New Shares);

d)	Clause 4.6 above (requiring the removal of a Participant’s Plan Shares from the Plan on cessation of that Participant’s employment);

e)	Clauses 4.7 and 4.8 above (requiring the Trustees to maintain records necessary in relation to PAYE obligations and to inform Participants of any income tax liability whether under the Act or under Chapter 3 or 4 of Part 4 of the Income Tax (Trading and Other Income) Act 2005 arising as a result of the occurrence of any event relevant to the Plan); and

f)	Any of the obligations imposed on the Trustees by the Act
the Trustees shall have power to delegate (and/or revoke any such delegation) any of their powers and duties hereunder, including the exercise of any discretion or the formation of any opinion, to any person or company, including, but without prejudice to the generality of the foregoing, any one of the Trustees, or the Company or any Constituent Company.
6.2	The Trustees may at any time cause any part of the assets from time to time held by them under the provisions of the Plan to be deposited for safe keeping with any one or more of the Trustees or with any other persons (including any company or corporation) on behalf of the Trustees, and may pay any reasonable expenses in connection with such deposit and the Trustees shall not be liable or responsible for any loss of such property which may be occasioned as a result of the exercise of this power except to the extent that such loss arises as a result of any fraud, wilful default or negligence on the part of the Trustees.

6.3	The Trustees shall have power to borrow or raise any money required at any time to acquire Plan Shares or for any other purposes (including the payment of any liabilities or expenses or contingent liabilities or expenses howsoever arising) upon such terms or conditions as the Trustees shall think proper.
7.	EMPLOYMENT OF STAFF
The Trustees may make such arrangements generally for the administration and management of the Plan as they think fit and, in particular, may employ such staff and, subject to Clause 15.2 below, any agents to transact any business of the Plan, including receipt and payment of money. Any such agent or staff shall be paid such reasonable and proper remuneration (if any) as the Trustees shall from time to time agree with such agent or staff. Any such remuneration shall be deemed to be an expense of the Plan and shall be payable in accordance with Clause 18.1 below.
8.	PROFESSIONAL ADVISERS
The Trustees may employ and pay a solicitor, accountant, banker, stockbroker or other professional business person to transact or advise on all or any of the business of the Plan and may rely upon the advice or the opinion of such person and shall not be responsible for any loss occasioned thereby.
9.	THE CONSTITUENT COMPANIES TO INDEMNIFY THE TRUSTEES
The Company hereby covenants with the Trustees that it shall indemnify the Trustees and keep them, their successors in title, their estates and effects indemnified against all reasonable claims, losses, expenses and demands whatsoever which may arise out of or in connection with the execution of the trusts hereof or otherwise relating to such trusts and the exercise or non-exercise by the Trustees of the trusts powers, authorities and discretions vested in them by this Deed and the Rules other than claims, losses, expenses and demands which may arise from their own negligence, fraud or misfeasance. As soon as reasonably practicable following the date of this Trust Deed each other Constituent Company shall, as a condition of the participation of their employees in the Plan, enter into a deed supplemental to this Trust Deed making a like covenant jointly and severally.
10.	TRUSTEES TO RELY ON COMPANY INFORMATION
The Trustees shall be entitled to rely without further enquiry on all information supplied to them by the Constituent Companies for the purposes of the Plan and in particular, but without prejudice to the generality of the foregoing, any notice given by the Constituent Companies to the Trustees in respect of:
a)	the eligibility of any person to become or remain a Participant in the Plan; or

b)	the nature of the appropriation or allocation of Plan Shares to any Participant; or

c)	the cessation of a Participant’s employment with any Group Company or Associated Company shall be conclusive in favour of the Trustees.
11.	TRUSTEES’ MEETINGS
11.1	Meetings of the Trustees shall be held as necessary for the administration of the Plan and all decisions relating to the Plan made by a majority of the Trustees present at any meeting of the Trustees of which due notice has been given to all the Trustees (and at which at least two of the Trustees shall be present) shall be as effective for all purposes as if such decisions had been the unanimous decisions of all the Trustees.

11.2	Where the Trustees decide to exercise any power or discretion by a majority, any Trustee who has dissented from the exercise of such power or discretion shall nevertheless, but without being responsible for any loss occasioned thereby, concur in executing or signing any deed or document and in doing any act necessary for giving effect to the exercise of the power or discretion by the majority of the Trustees.

11.3	A resolution in writing signed by the majority of the Trustees but of which due notice has been given to all of the Trustees individually shall be as effective as any resolution duly passed at a meeting of the Trustees.

12.	REMUNERATION OF TRUSTEES
12.1	A Trustee (whether or not a professional or business person) shall be entitled to charge, receive and retain such fees, remuneration or other benefits as may be agreed with the Company and to be repaid or recompensed for such reasonable expenses as may be properly incurred in the performance of his duties as Trustee.

12.2	Any Trustee being a solicitor, accountant or other person engaged in a professional business shall be entitled to charge and to be paid all usual professional and other charges for work done by him or his firm or company in connection with the Plan whether in the ordinary course of his profession or business or not, including acts which a Trustee of the Plan, not being in any professional business, could have done personally.

12.3	Any Trustee being a body corporate (whether or not a trust corporation) may charge and be paid such reasonable remuneration or charges as shall from time to time be agreed in writing between the Company and such body corporate and any such body corporate (being a bank) shall be entitled (without accounting for any resultant profit) to act as banker and perform any services in relation to the Plan on the same terms as would be made with a customer in the ordinary course of its business.
13.	TRUST CORPORATION
A trustee being a body corporate (whether or not a Trust Corporation) may in its capacity as Trustee act by its proper officers and may by such proper officers have and exercise all powers, trusts and discretions vesting in it hereunder.
14.	PERSONAL INTERESTS OF TRUSTEES
14.1	No decision or exercise of a power by the Trustees shall be invalidated or questioned on the grounds that the Trustees or any individual Trustee of the Plan or any director or other officer of a body corporate acting as a Trustee of the Plan had a direct or personal interest in the result of any decision or in the exercise of any power provided that (except in the case of any decision or exercise in which the Trustee or other person concerned was interested only to the extent that he was a Participant) the nature and extent of the interest of the Trustee or other person concerned is declared at the meeting of the Trustees at which the item of business to which the interest relates is to be discussed or, if the Trustee or other person concerned is not present at such meeting, at the next meeting of the Trustees at which he is present.

14.2	A Trustee who is a Participant may retain all benefits and exercise all rights to which he is entitled as a Participant under the Plan and shall not be liable to account for any benefit which he obtains therefrom.

14.3	A Trustee and any director or other officer of a body corporate or trust corporation acting as a Trustee shall not be precluded from acquiring, holding or dealing with any debentures, debenture stock, Shares or securities whatsoever of the Company or any Subsidiary or any other company in which the Company or any Subsidiary may be interested or from entering into any contract or other transaction with the Company or Subsidiary or any such other company or being interested in any such contract or transaction and none of them shall be in any manner whatsoever liable to account to the Company or any Subsidiary or any Participant for any profits made or benefits obtained by him or it thereby or in connection therewith.

14.4	A Trustee who is or becomes a director of or a holder of any other office or employment in any Constituent Company may retain for his absolute benefit any fees or remuneration received by him in connection with that office or employment notwithstanding that his retention of or appointment to the office or employment may be directly or indirectly due to the exercise or non-exercise of any votes to which he is entitled under the Plan.
15.	TRUSTEES EXONERATED FROM LIABILITY
15.1	In the administration of the Plan no Trustee shall be liable for any loss arising by reason of the negligence or fraud of any agent employed by him or by any of the other Trustees or by reason of any mistake or omission made in good faith by any of the Trustees hereof or by reason of any other matter or thing except negligence, fraud or misfeasance on the part of the Trustee who is sought to be made liable. For the avoidance of doubt, the Trustee shall be liable for any loss arising by reason of the negligence, fraud or misfeasance of any of its employees.

15.2	The Trustee shall be required to seek the prior approval of the Company if the Trustee intends to appoint any agent in connection with the Plan. Such approval shall not be unreasonably withheld but may be given on the basis that the appointment of the agent is made on terms such that the agent will be liable to the Company for loss arising by reason of its actions. For the avoidance of doubt, the appointment of any solicitor, accountant or other person engaged in a professional business as an expert or provider of professional service and not as an agent shall not be subject to this requirement.
16.	TERMINATION OF PLAN
16.1	The perpetuity period applicable to this Deed shall be the period of 80 years less one day from the date hereof.

16.2	The Plan shall be terminated at the end of the said perpetuity period or if earlier upon the date on which the Board shall resolve to terminate the Plan by issuing a Plan termination notice. Where such a notice is issued a copy shall be sent to Her Majesty’s Revenue and Customs, the Trustees and each individual who has Plan Shares or who has entered into a Partnership Share Agreement or Partnership and Matching Share Agreement which was in force immediately before the plan termination notice was issued.

16.3	Subject to the requirements of Rule 8.5(c) and Clause 4.8 above, on the Date of Termination, any Participant’s Plan Shares registered in the names of the Trustees, together with any Partnership Share Money or other amounts due to a Participant, shall be transferable to such Participant as soon as practicable after the later of:

a)	the end of the period of three months beginning with the date on which the requirements of Rule 13.2 are met in respect of the Termination Notice; and

b)	the first date on which the Plan Shares may be removed from the Plan without giving rise to a charge to income tax under Sections 501 to 507 of the Income Tax (Earnings and Pensions) Act 2003
Any other assets then held by the Trustees shall be paid to the Constituent Companies in such relative proportions to monies provided by such Constituent Companies to the Trustees for the purpose of acquiring Shares since the date of this Trust Deed.

17.	SUBSIDIARIES
17.1	Any company which is for the time being a Subsidiary of the Company may with the consent of the Company and the Trustees be and become a party to these presents and the Plan by entering into a deed agreeing to be bound in all respects by this Deed and Rules for so long as such company is such a Subsidiary.

17.2	A company which ceases to be a Subsidiary shall cease forthwith to participate in the Plan. The Board may also determine that any Subsidiary, which is a Constituent Company, shall cease to participate (provided that that cessation will not have the effect of the Plan thereafter being one which confers benefits wholly or mainly on directors of Group Companies or on those employees of Group Companies who are in receipt of the higher or highest levels of remuneration) and such cessation shall not affect the rights of any Participants employed by such Subsidiary to Shares appropriated before such cessation.

17.3	The Company shall notify Her Majesty’s Revenue and Customs when a Subsidiary becomes or ceases to be a Constituent Company.
18.	COSTS AND EXPENSES
18.1	All costs, expenses, charges, stamp duties and other liabilities (including without limitation taxation) of, and incidental to, the administration and determination of the Scheme shall be payable by the Trustees who shall (after deducting any amount retained by the Trustees against such expenses pursuant to the Rules) be reimbursed in full by the Constituent Companies in such proportion as may be determined from time to time by the Company.
19.	ALTERATION OF TRUST DEED
Without infringing the rule against perpetuities, the Board may with the consent of the Trustees and, whilst the Plan is intended to be approved by Her Majesty’s Revenue and Customs, with the provision that no amendment within Clause 19(a) below shall take effect until approved by Her Majesty’s Revenue and Customs, vary, amend or revoke any of the provisions of the Plan in such manner as shall be thought fit by deed which shall be expressed to be supplemental hereto and the Plan shall then be read and construed as if the provisions thereof were incorporated herein and shall be binding on all Participants and Constituent Companies provided always that the foregoing power shall not be exercised so as to:-
a)	amend or add to a Key Feature of the Plan while the Plan is intended to be approved by Her Majesty’s Revenue and Customs without the prior approval of Her Majesty’s Revenue and Customs; or

b)	adversely prejudice to a material extent the rights attaching to any Participants’ Plan Shares nor shall any alteration be made giving the Constituent Companies a beneficial interest in Plan Shares.
20.	GOVERNING LAW
20.1.	This Deed and the Rules shall be governed by and construed in all respects in accordance with the laws of England and Wales.

20.2	This document shall be presumed to be delivered and is intended by the parties to be a deed when (and not before) it is dated.

This Deed may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this Deed, but all other counterparts shall together constitute but one of the same instrument.
IN WITNESS whereof this document has been duly executed as a deed and has been duly delivered on the day and year first before written

EXECUTED as a DEED by	)
Harris Interactive UK Limited	)
acting by:	)

/s/ Ronald E. Salluzzo

Director

Director

EXECUTED as a DEED by	)
Equiniti Share Plan Trustees Ltd	)
acting by:	)

/s/ illegible

Director

Director